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                    Kimco Realty Corporation and Subsidiaries
 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
              Stock Dividends For the Year Ended December 31, 1997

Income before extraordinary items                                   $85,836,445

Add:
   Interest on indebtedness                                          30,745,963
   Amortization of debt related expenses                              1,253,325
   Portion of rents representative of the
     interest factor                                                  2,070,049
                                                                  -------------
                                                                    119,905,782

Adjustment for equity share in partnerships                            (653,466)
                                                                  -------------

       Income before extraordinary items, as adjusted              $119,252,316
                                                                  =============


Combined fixed charges and preferred stock dividends-
   Interest on indebtedness                                         $31,262,146
   Preferred stock dividends                                         18,437,700
   Amortization of debt related expenses                              1,141,095
   Portion of rents representative of the
     interest factor                                                  2,070,049
                                                                  -------------

        Combined fixed charges and preferred stock dividends        $52,910,990
                                                                  =============

Ratio of Earnings to Combined Fixed Charges and
   Preferred Stock Dividends                                                2.3
                                                                  =============


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